FOR IMMEDIATE RELEASE

ENERGY INFRASTRUCTURE ACQUISITION CORP.
ANNOUNCES EXERCISE OVER-ALLOTMENT
OPTION FOR 675,000 UNITS
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NEW YORK, NEW YORK, August 31, 2006 - Energy Infrastructure Acquisition Corp. (the “Company”; AMEX: EII-U) announced today that the underwriters of its initial public offering of units have exercised their option to purchase an additional 675,000 units to cover over-allotments. The units were issued at the initial public offering price of $10.00 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The Company received all of the net proceeds from the issuance of the additional units in the amount of $6,615,000. The exercise of the over-allotment increased the size of the offering to 20,925,000 units.

Maxim Group LLC acted as lead underwriter for the offering. A copy of the final prospectus relating to offering may be obtained from Maxim Group LLC, 405 Lexington Ave., New York, NY 10174.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Energy Infrastructure Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Energy Infrastructure Acquisition Corp.
Located in New York, Energy Infrastructure Acquisition Corp. (the "Company") is a newly organized Business Combination Company, BCC, formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an unidentified operating business. The Company intends to focus on identifying a prospective target business in the energy or related industries.

Contacts: Company Contact: Marios Pantazopoulos Chief Financial Officer Energy Infrastructure Acquisition Corp. Tel. (212) 752-3100 E-Mail: mgp@eiacorp.com FOR IMMEDIATE RELEASE	Investor Relations / Financial Media: Paul Lampoutis Capital Link, Inc. New York, NY Tel. (212) 661-7566 E-Mail: plampoutis@capitallink.com

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